Filed pursuant to Rule 424(b)(2)
Registration No. 333-281670

This preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 2026

PRELIMINARY PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED AUGUST 21, 2024)

$

Analog Devices, Inc.

$    Floating Rate Senior Notes Due 20

$    % Senior Notes Due 20

$    % Senior Notes Due 20

$    % Senior Notes Due 20

$    % Senior Notes Due 20

We are offering $     aggregate principal amount of our     floating rate senior notes due     , 20  , which we refer to as the “Floating Rate Notes,” $     aggregate principal amount of our  % senior notes due     , 20  , which we refer to as the “20   Notes,” $     aggregate principal amount of our  % senior notes due     , 20  , which we refer to as the “20   Notes,” $     aggregate principal amount of our  % senior notes due     , 20  , which we refer to as the “20  Notes” and $     aggregate principal amount of our  % senior notes due     , 20  , which we refer to as the “20   Notes.” We refer to the 20  Notes, the 20  Notes, the 20   Notes and the 20  Notes, collectively, as the “Fixed Rate Notes,” and to the Floating Rate Notes and the Fixed Rate Notes, collectively, as the “notes.”

We will pay interest on the Floating Rate Notes quarterly in arrears on     ,     ,      and      of each year. The first interest payment for the Floating Rate Notes will be made on     , 2026. We will pay interest on the 20 Notes semi-annually in arrears each      and     . The first interest payment for the 20  Notes will be made on     , 2027. We will pay interest on the 20 Notes, the 20 Notes and the 20 Notes semi-annually in arrears each     and     . The first interest payment for the 20 Notes, the 20 Notes and the 20 Notes will be made on    , 2027.

The Floating Rate Notes will bear interest at a floating annual rate equal to a benchmark rate, which will initially be Compounded SOFR (as defined under “Description of the Notes”), plus a spread of      basis points (  %) per annum. See “Description of the Notes—Interest—Floating Rate Notes.”

We may not redeem the Floating Rate Notes prior to their maturity. We may redeem some or all of any series of the Fixed Rate Notes at any time and from time to time at the applicable redemption prices described under the caption “Description of the Notes—Optional Redemption.” If a Change of Control Triggering Event (as defined under the caption “Description of the Notes—Change of Control Offer”) occurs, we may be required to offer to purchase each series of notes from holders in cash at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. There are no sinking funds for the notes.

The notes will be our senior unsecured obligations. Each series of notes will rank without preference or priority among themselves and equally in right of payment with all of our other existing and future senior unsecured and unsubordinated debt and rank senior in right of payment to all of our future subordinated debt.

The notes are new issues of securities with no established trading markets. We do not intend to apply for the listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-6.

	Price to public(1)		Underwriting discounts		Proceeds, before expenses, to us(1)
Per Floating Rate Note		%		%		%
Floating Rate Notes Total	$		$		$
Per 20 Note		%		%		%
20 Notes Total	$		$		$
Per 20 Note		%		%		%
20 Notes Total	$		$		$
Per 20 Note		%		%		%
20 Notes Total	$		$		$
Per 20 Note		%		%		%
20 Notes Total	$		$		$

Total	$		$		$

(1)	Plus accrued interest, if any, from , 2026, if settlement occurs after that date.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes in book-entry form will be made to investors through the facilities of The Depository Trust Company and its direct participants, including Clearstream Banking S.A. and Euroclear Bank SA/NV, on or about     , 2026.

Joint Book-Running Managers

J.P. Morgan	Barclays	BNP Paribas	BofA Securities	Citigroup	Morgan Stanley

The date of this prospectus supplement is     , 2026.

Prospectus Supplement

Prospectus

We are responsible only for the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or information contained in a free writing prospectus that we authorize to be delivered to you. This prospectus supplement and the accompanying prospectus may be used only for the purpose for which they have been prepared. No one is authorized to give information other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus that we authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with different information. Neither we nor any of the underwriters or their affiliates take any responsibility for, nor can we or any of the underwriters or their affiliates provide any assurance as to the reliability of, any information that others may give you.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or therein is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the notes and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and the notes offered. The second part is the accompanying prospectus, which describes more general information about debt securities we may offer from time to time, some of which may not apply to this offering of the notes. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus and any related free writing prospectus together with additional information described under the caption “Where You Can Find More Information” on page S-42.

In this prospectus supplement and the accompanying prospectus, “the Company,” “we,” “our,” “ours,” and “us” refer to Analog Devices, Inc. and its subsidiaries on a consolidated basis, unless the context otherwise requires.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

Notwithstanding anything to the contrary contained herein, none of the trustee, registrar or paying agent (or any other agent under the indenture) makes any representation with respect to the accuracy or completeness of the information contained herein and shall have no liability whatsoever on its accuracy or completeness.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “potential,” “may,” “could” and “will,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors.

The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in the forward-looking statements: economic, political, legal and regulatory uncertainty or conflicts; recently announced and future tariffs and other trade restrictions; changes in export classifications, import and export regulations or duties and tariffs; changes in demand for semiconductor products; performance of independent distributors; manufacturing delays, product and raw materials availability and supply chain disruptions; products may be diverted from our authorized distribution channels; our development of technologies and research and development investments; our ability to compete successfully in the markets in which we operate; our future liquidity, capital needs and capital expenditures; our ability to recruit and retain key personnel; risks related to acquisitions or other strategic transactions including our ability to complete the pending acquisition of Alif Semiconductor, Inc. on the anticipated timetable or at all; unanticipated difficulties or expenditures relating to integrating acquired businesses; security breaches or other cyber incidents; risks related to the use of artificial intelligence in our business operations, products and services; adverse results in litigation; the outcome of any regulatory actions, including governmental inquiries, investigations or enforcement proceedings in the event of noncompliance or alleged noncompliance with laws or regulations; reputational damage; changes in our estimates of our expected tax rates based on current tax law; risks related to our indebtedness; the discretion of our Board of Directors to declare dividends and our ability to pay dividends in the future; factors impacting our ability to repurchase shares; and uncertainty as to the long-term value of our common stock.

You should pay particular attention to the important risk factors and cautionary statements referenced in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-6. You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, including our Annual Report on Form 10-K for the fiscal year ended November 1, 2025 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2026, May 2, 2026 and August 1, 2026, and our Current Reports on Form 8-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. We undertake no obligation to revise or update any forward-looking statements, including to reflect events or circumstances occurring after the date of this prospectus supplement, except to the extent required by law.

S-iii

SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. As a result, it may not contain all of the information that may be important to you or that you should consider before investing in the notes. You should read this entire prospectus supplement, the accompanying prospectus and any related free writing prospectus, including the “Risk Factors” section and the documents incorporated by reference, which are described under “Where You Can Find More Information” on page S-42.

The Company

Analog Devices, Inc. is a global semiconductor leader dedicated to solving our customers’ most complex engineering challenges. We deliver innovations that connect technology to human breakthroughs and play a critical role at the intersection of the physical and digital worlds by providing the building blocks to sense, measure, interpret, connect and power. We design, manufacture, test and market a broad portfolio of solutions, including integrated circuits (ICs), software and subsystems that leverage high-performance analog, mixed-signal and digital signal processing technologies. Our comprehensive product portfolio, deep domain expertise and advanced manufacturing capabilities extend across high-performance precision and high-speed mixed-signal, power management and processing technologies – including data converters, amplifiers, power management, radio frequency (RF) ICs, edge processors and other sensors.

We were incorporated in Massachusetts in 1965 with our corporate headquarters near Boston in Wilmington, Massachusetts. We have manufacturing facilities primarily in the United States, Ireland and Southeast Asia. Our common stock is listed on the Nasdaq Global Select Market under the symbol ADI and is included in the Standard & Poor’s 500 Index.

Our principal executive offices are located at One Analog Way, Wilmington, Massachusetts 01887, and our telephone number is (781) 935-5565.

Recent Developments

Pending Acquisition of Alif Semiconductor

On September 9, 2026, we announced that we entered into a definitive agreement (the “Alif Acquisition Agreement”) to acquire Alif Semiconductor, Inc. (“Alif”), a Pleasanton, California headquartered provider of low-power microcontroller and fusion processor semiconductor products with integrated AI/ML acceleration (the “Alif Acquisition”).

Under the terms of the Alif Acquisition Agreement, we will pay Alif’s stockholders aggregate upfront cash consideration of $1.35 billion, subject to the terms of the Alif Acquisition Agreement, and may pay incremental contingent consideration of up to $200 million.

The Alif Acquisition is expected to close in the fourth quarter of calendar year 2026, subject to the satisfaction of customary closing conditions, including the expiration of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

We anticipate funding the upfront cash purchase price of the Alif Acquisition using a portion of the proceeds of the sale of the notes offered hereby. There will be no special mandatory redemption of the notes in the event the Alif Acquisition is not consummated.

The Offering

The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus for a more detailed description of the terms and conditions of the notes. Unless the context requires otherwise, references to “we” and “our” in this subsection refer to Analog Devices, Inc. and not to any of its subsidiaries.

Issuer	Analog Devices, Inc.

Securities Offered	$ initial aggregate principal amount of floating rate notes due , 20 .

$ initial aggregate principal amount of % notes due , 20 .

$ initial aggregate principal amount of % notes due , 20 .

$ initial aggregate principal amount of % notes due , 20 .

$ initial aggregate principal amount of % notes due , 20 .

Maturity	Floating Rate Notes: , 20 .

20 Notes: , 20 .

20 Notes: , 20 .

20 Notes: , 20 .

20 Notes: , 20 .

Interest Rate	The Floating Rate Notes will bear interest at an annual rate equal to Compounded SOFR (as defined below) plus basis points ( %). The level of Compounded SOFR and, therefore, the amount of interest payable with respect to each interest period (as defined below) will be determined on each corresponding Interest Payment Determination Date for such interest period. See “Description of the Notes—Interest—Floating Rate Notes.”

The 20 Notes will bear interest at a rate of % per annum.

The 20 Notes will bear interest at a rate of % per annum.

The 20 Notes will bear interest at a rate of % per annum.

The 20 Notes will bear interest at a rate of % per annum.

Interest Payment Dates	Interest on the Floating Rate Notes will be paid quarterly in arrears on , , and of each year, beginning on , 2026.

Interest on the 20 Notes will be paid semi-annually in arrears on and of each year, beginning on , 2027.

Interest on the 20 Notes, the 20 Notes and the 20 Notes will be paid semi-annually in arrears on and of each year, beginning on , 2027.

Ranking	The notes will be our senior unsecured obligations. Each series of notes will rank without preference or priority among themselves and equally in right of payment with all of our other existing and future senior unsecured and unsubordinated debt and rank senior in right of payment to all of our future debt that is subordinated to the notes. Each series of notes will be effectively subordinated to any of our future secured debt, to the extent of the assets securing that debt, and will be structurally subordinated to any existing and future debt and other liabilities, including trade payables, of our subsidiaries.

As of August 1, 2026, our total consolidated indebtedness was approximately $9.2 billion, and we had no secured indebtedness outstanding.

Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability to:

•

incur, create, assume or guarantee any debt for borrowed money secured by a lien upon any Principal Property (as defined under the caption “Description of the Notes”) or shares of any subsidiary that owns a Principal Property;

•	enter into certain sale and lease back transactions with respect to any Principal Property; and

•	consolidate with or merge into, or transfer or lease all or substantially all of our assets to, any other party.

As of August 1, 2026, we had one Principal Property.

These covenants are subject to important exceptions and qualifications that are described under the caption “Description of the Notes—Limitation on Liens,” “—Limitation on Sale and Lease Back Transactions,” and “—Limitation on Mergers and Other Transactions” in this prospectus supplement.

Repurchase Offer Upon a Change of Control Triggering Event	If we experience a Change of Control Triggering Event (as defined under the caption “Description of the Notes—Change of Control Offer”) with respect to a series of notes, we will be required, unless we have exercised our option to redeem the notes of such series or have defeased or satisfied and discharged the notes of such series, to offer to purchase the notes of such series from their holders in cash at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Optional Redemption	We may not redeem the Floating Rate Notes prior to their maturity.

At any time prior to the applicable Par Call Date (as defined under the caption “Description of the Notes”), we will have the right, at our option, to redeem each series of Fixed Rate Notes, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming such series of Fixed Rate Notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus     basis points (in the case of the 20  Notes),     basis points (in the case of the 20  Notes),    basis points (in the case of the 20  Notes) or    basis points (in the case of the 20  Notes), in each case less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the notes of such series being redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date, we will have the right, at our option, to redeem each series of Fixed Rate Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of such series of Fixed Rate Notes being redeemed plus accrued and unpaid interest thereon to the redemption date. See “Description of the Notes—Optional Redemption.”

Use of Proceeds	We estimate that the net proceeds we will receive from this offering will be approximately $ , after deducting estimated expenses and underwriting discounts.

We intend to use the net proceeds from this offering for general corporate purposes, which may include funding the upfront cash purchase price of the Alif Acquisition, capital expenditures, repurchases of our common stock under our stock repurchase program, repayment or refinancing of existing indebtedness, dividend payments and other acquisitions. See “Summary—Recent Developments—Pending Acquisition of Alif Semiconductor” and “Use of Proceeds.”

Denominations and Form	We will issue the notes of each series in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

No Listing; Absence of a Public Market for the Notes	The notes are new issues of securities with no established trading markets. We do not intend to apply for the listing of any series of notes on any securities exchange or for the quotation of any series of notes in any automated dealer quotation system. Certain of the underwriters have advised us that they may make a market in the notes after completion of the offering, but they will not be obligated to do so and may in their sole discretion discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of any trading market for any series of notes or that active trading markets for the notes will develop.

Risk Factors	An investment in the notes involves risks. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-6, as well as other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in the notes.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon Trust Company, N.A.

Calculation Agent	The Bank of New York Mellon Trust Company, N.A.

Governing Law	The indenture and the notes will be governed by the laws of the State of New York.

Settlement	We expect that delivery of the notes will be made to investors on or about , 2026, which will be the business day following the date of this prospectus supplement.

RISK FACTORS

Before you decide to invest in the notes, you should carefully consider the factors set forth below, as well as the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended November 1, 2025 and our Quarterly Report on Form 10-Q for the quarter ended August 1, 2026, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus includes forward-looking statements that involve risks and uncertainties. We refer you to “Forward-Looking Statements” in this prospectus supplement.

Risks Related to the Notes

The notes will be unsecured and, therefore, will be effectively subordinated to any of our future secured debt.

The notes will not be secured by any of our assets. As a result, the notes will be effectively subordinated to any secured debt we may incur in the future, to the extent of the value of the assets securing that debt. In any liquidation, dissolution, bankruptcy or other similar proceeding involving us, the holders of any of our secured debt may assert rights against our secured assets in order to receive full payment of their debt before such assets may be used to pay the holders of the notes. The terms of the indenture governing the notes limit our ability to create, incur, assume or permit to exist liens on any Principal Property to secure any of our debt. However, these limitations are subject to numerous exceptions. See “Description of the Notes—Limitation on Liens.” As of August 1, 2026, we did not have any secured debt outstanding. See “Description of the Notes—Ranking.”

We have substantial indebtedness and the indenture governing the notes does not restrict our ability to incur additional indebtedness.

As of August 1, 2026, we had approximately $9.2 billion of indebtedness outstanding. As of August 1, 2026, after giving effect to this offering, we would have had approximately $     billion of indebtedness outstanding. In addition, we may incur substantial additional indebtedness in the future. In particular, the indenture pursuant to which the notes will be issued will not place any limitation on the amount of indebtedness that we or our subsidiaries may incur. Our incurrence of additional indebtedness may have important consequences for you as a holder of the notes, including:

•	we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage may increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure;

•	our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited; and

•	our flexibility in planning for, or reacting to, changes in our business and our industry may be limited.

If we are unable to generate sufficient cash flow, we may not be able to service our debt obligations, including making payments on the notes.

Our ability to make payments of principal and interest on our indebtedness when due depends upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our consolidated operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our outstanding debt, we may be required to, among other things:

•	seek additional financing in the debt or equity markets;

•

refinance or restructure all or a portion of our indebtedness, including our $8.2 billion in aggregate principal amount of senior notes previously issued and outstanding as of August 1, 2026 (the “Existing

Notes”), borrowings under our $3.0 billion revolving credit facility, borrowings under our $3.0 billion 364-day revolving credit facility, issuances under our $3.0 billion commercial paper program (which had approximately $1.0 billion of borrowings outstanding as of August 1, 2026) and the notes offered hereby;

•	borrow under the revolving credit facility or issue notes under our commercial paper program;

•	divert funds that would otherwise be invested in growing our business operations;

•	repatriate earnings as dividends from foreign locations with potential for negative tax consequences; or

•	sell selected assets.

Such measures might not be sufficient to enable us to service our debt, including the notes, which could negatively impact our financial results. In addition, we may not be able to obtain any such financing, refinancing or complete a sale of assets on economically favorable terms. In the case of financing or refinancing, favorable interest rates will depend on the health of the debt capital markets.

The notes will be structurally subordinated to the existing and future liabilities of our subsidiaries.

Our equity interest in our subsidiaries is structurally subordinated to any debt and other liabilities of our subsidiaries, whether or not secured. The notes will not be guaranteed by our subsidiaries and we may not have direct access to the assets of our subsidiaries unless such assets are transferred by dividend or otherwise to us. As a result, the notes will be structurally subordinated to all debt and other liabilities of our existing and future subsidiaries, including trade payables and lease obligations. As of August 1, 2026, our subsidiaries had approximately $2.7 billion of total liabilities, excluding intercompany payables, outstanding. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions under applicable law. Our right to receive assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to realize any value in respect of those assets, will be structurally subordinated to the claims of any such subsidiary’s creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be effectively subordinated to any security interest in the assets of our subsidiaries and subordinated in right of payment to any debt of our subsidiaries that is senior to any debt held by us.

Our credit ratings may not reflect all risks of your investment in the notes.

Any credit ratings assigned to the notes will be limited in scope and will not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. We cannot assure you that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell, or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

We may not be able to repurchase all of the notes upon a Change of Control Triggering Event, which would result in a default under the notes.

We may be required to offer to repurchase the notes and the Existing Notes upon the occurrence of a Change of Control Triggering Event as provided in the indentures governing the notes and the Existing Notes, respectively. However, we may not have sufficient funds to repurchase the notes and the Existing Notes at such time. In addition, our ability to repurchase the notes may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchases would result in a default under each series of notes and the Existing Notes. See “Description of the Notes—Change of Control Offer.”

The indenture governing the notes will have only limited covenants and these covenants may not protect your investment.

The indenture governing the notes will not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows, or liquidity and, accordingly, will not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness that would effectively rank senior to the notes;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our ability to repurchase our common stock; or

•	restrict our ability to make investments, pay dividends, or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture governing the notes will contain only limited protections in the event of a Change of Control Triggering Event as described in this prospectus supplement. The indenture governing the notes also will permit us and our subsidiaries to incur additional indebtedness, including secured indebtedness, that would effectively rank senior to the notes, and to engage in Sale and Lease Back Transactions (as defined in “Description of the Notes”), subject to certain limitations.

The provisions of the notes will not necessarily protect you in the event of a highly leveraged transaction.

The terms of the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transaction involving us. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or, even if they do, may not necessarily constitute a Change of Control Triggering Event that affords you the protections described in this prospectus supplement. If any such transaction should occur, the value of your notes may decline.

Active trading markets for the notes may not develop.

Each series of notes constitutes a new issue of securities for which there is no existing market. We do not intend to apply for listing of any series of notes on any securities exchange or for quotation of any series of notes in any automated dealer quotation system. Certain of the underwriters have advised us that they may make a market in the notes after completion of the offering, but they will not be obligated to do so and may in their sole discretion discontinue any market-making activities at any time without notice. We cannot provide you with any assurance regarding whether a trading market for any series of notes will develop, the ability of holders of notes of such series to sell their notes or the price at which holders may be able to sell their notes. In addition, the liquidity of the trading markets in the notes and the market prices quoted for each series of notes may be adversely affected by changes in the overall market for securities, changes in our financial performance or prospects, or changes in the financial performance or prospects of companies in our industry. If no active trading markets develop, you may be unable to resell the notes of a series at a particular time, at any price, or at their fair market value.

Changes in our credit ratings, our financial condition, our financial performance, or our future prospects, or the debt markets could adversely affect the market prices of the notes.

The prices for each series of notes will depend on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the prices of the notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. A negative change in our rating could have an adverse effect on the prices of the notes.

Additional Risks Related to the Floating Rate Notes

The Floating Rate Notes will bear additional risks.

The Floating Rate Notes will bear interest at a floating rate and accordingly carry significant risks not associated with conventional fixed rate notes. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial, political, regulatory and judicial events and conditions, that are important in determining the existence, magnitude and longevity of these risks and their results.

The future performance of the Secured Overnight Financing Rate (“SOFR”) cannot be predicted based on historical performance.

Publication of SOFR began in April 2018. The future performance of SOFR cannot be predicted based on the limited historical performance. Levels of SOFR going forward may bear little or no relation to the historical actual or historical indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future. Because only limited historical data have been released by the Federal Reserve Bank of New York, such analysis inherently involves assumptions, estimates and approximations. The future performance of SOFR is impossible to predict and therefore no future performance of SOFR may be inferred from any of the historical actual or historical indicative data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SOFR. There can be no assurance that SOFR will be positive. Investors in the Floating Rate Notes may not be able to sell the Floating Rate Notes at all or may not be able to sell the Floating Rate Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates. Although changes in Compounded SOFR generally are not expected to be as volatile as changes in daily levels of SOFR, the return on and value of the Floating Rate Notes may fluctuate more than floating rate debt securities that are linked to less volatile rates.

The interest rate on the Floating Rate Notes is based on a Compounded SOFR rate and the SOFR Index.

For each interest period, the interest rate on the Floating Rate Notes is based on Compounded SOFR, which will be calculated using the SOFR Index (as defined below) published by the Federal Reserve Bank of New York according to the specific formula described in this prospectus supplement under the caption “Description of the Notes—Interest—Floating Rate Notes—Compounded SOFR,” not the SOFR rate published on or in respect of a particular date during such interest period or an arithmetic average of SOFR rates during such period. For this and other reasons, the interest rate on the Floating Rate Notes during any interest period will not necessarily be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during an interest period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction to Compounded SOFR used to calculate the interest payable on the Floating Rate Notes on the Floating Rate Interest Payment Date (as defined below) for such interest period.

Compounded SOFR with respect to a particular interest period will only be capable of being determined near the end of the relevant interest period.

The level of Compounded SOFR applicable to a particular interest period and, therefore, the amount of interest payable with respect to such interest period will be determined on the Interest Payment Determination Date for such interest period. Because each such date is near the end of such interest period, you will not know the amount of interest payable with respect to a particular interest period until shortly prior to the related Floating Rate Interest Payment Date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such Floating Rate Interest Payment Date. In addition, some investors may be unwilling or unable to trade the Floating Rate Notes without changes to their information technology systems. An inability to reliably estimate accrued and unpaid interest as well as the potential need for some investors to change their information technology systems could adversely impact both the liquidity and trading price of the Floating Rate Notes.

The SOFR Index may be modified or discontinued and the Floating Rate Notes may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the Floating Rate Notes.

The SOFR Index is published by the Federal Reserve Bank of New York based on data received by it from sources other than us, and we have no control over its methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time. There can be no guarantee that the SOFR Index will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Floating Rate Notes. If the manner in which the SOFR Index is calculated, including the manner in which SOFR is calculated, is changed, that change may result in a reduction in the amount of interest payable on the Floating Rate Notes and the trading price of the Floating Rate Notes. In addition, the Federal Reserve Bank of New York may withdraw, modify or amend the published SOFR Index or SOFR data in its sole discretion and without notice. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that interest period has been determined.

If we (or our designee (which may be an independent financial advisor or any other designee of ours (any of such entities, a “Designee”))) determine that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred in respect of the SOFR Index, then the interest rate on the Floating Rate Notes will no longer be determined by reference to the SOFR Index, but instead will be determined by reference to a different rate, plus a spread adjustment, which is referred to as a “Benchmark Replacement”, as further described in this prospectus supplement under the caption “Description of the Notes—Interest—Floating Rate Notes.”

If a particular Benchmark Replacement (as defined below) or Benchmark Replacement Adjustment (as defined below) cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined below) (such as the Alternative Reference Rates Committee), (ii) the International Swaps and Derivatives Association (“ISDA”) or (iii) in certain circumstances, us (or our Designee). In addition, the terms of the Floating Rate Notes expressly authorize us (or our Designee) to make Benchmark Replacement Conforming Changes (as defined below) with respect to, among other things, changes to the definition of “interest period”, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the Floating Rate Notes by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of

Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the Floating Rate Notes in connection with a Benchmark Transition Event, could adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes.

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of Compounded SOFR, the Benchmark Replacement may not be the economic equivalent of Compounded SOFR, there can be no assurance that the Benchmark Replacement will perform in the same way as Compounded SOFR would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for Compounded SOFR (each of which means that a Benchmark Transition Event could adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the Floating Rate Notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement may not be predicted based on historical performance, (iv) the secondary trading market for Floating Rate Notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.

We (or our Designee) will make certain determinations with respect to the Floating Rate Notes, which determinations may adversely affect the Floating Rate Notes.

We (or our Designee) will make certain determinations with respect to the Floating Rate Notes as further described in this prospectus supplement under the caption “Description of the Notes—Interest—Floating Rate Notes.” For example, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, we (or our Designee) will make certain determinations with respect to the Floating Rate Notes in our (or our Designee’s) sole discretion as further described in this prospectus supplement under the caption “Description of the Notes—Interest—Floating Rate Notes.” Any determination, decision or election pursuant to the benchmark replacement provisions not made by our Designee will be made by us. Our interests or the interests of such designee in making these determinations described above may be adverse to your interests as a holder of the Floating Rate Notes. Any of these determinations may adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell such Floating Rate Notes. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments without the consent of the holders, such as with respect to Compounded SOFR or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes. These potentially subjective determinations may adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell such Floating Rate Notes. For further information regarding these types of determinations, see “Description of the Notes—Interest—Floating Rate Notes—Compounded SOFR.”

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $  , after deducting estimated expenses and underwriting discounts. We intend to use the net proceeds from this offering for general corporate purposes, which may include funding the upfront cash purchase price of the Alif Acquisition, capital expenditures, repurchases of our common stock under our stock repurchase program, repayment or refinancing of existing indebtedness, dividend payments and other acquisitions.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of August 1, 2026 on (1) an actual basis and (2) an as-adjusted basis, giving effect to the issuance and sale of the notes offered hereby, after deducting estimated expenses and underwriting discounts, but not the use of the estimated net proceeds from the issuance and sale of the notes.

You should read this in conjunction with our consolidated financial statements and the notes thereto in our Annual Report on Form 10-K for the fiscal year ended November 1, 2025 and the Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2026, May 2, 2026 and August 1, 2026, which are incorporated herein by reference.

	As of August 1, 2026
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents(1)	$2,165,870	$

Debt(2):
Revolving credit facility	—		—
364-day revolving credit facility	—		—
Floating Rate Notes due 20 offered hereby	—
% notes due 20 offered hereby	—
% notes due 20 offered hereby	—
% notes due 20 offered hereby	—
% notes due 20 offered hereby	—
Commercial paper notes	1,005,104		1,005,104
3.500% notes due Dec. 5, 2026	900,000		900,000
3.450% notes due Jun. 15, 2027	440,212		440,212
4.250% notes due Jun. 15, 2028	850,000		850,000
1.700% sustainability-linked notes due Oct. 1, 2028	750,000		750,000
4.500% notes due Jun. 15, 2030	650,000		650,000
2.100% notes due Oct. 1, 2031	1,000,000		1,000,000
4.250% notes due Oct. 1, 2032	300,000		300,000
5.050% notes due Apr. 1, 2034	550,000		550,000
4.500% notes due Dec. 5, 2036	144,278		144,278
2.800% notes due Oct. 1, 2041	750,000		750,000
5.300% notes due Dec. 15, 2045	332,587		332,587
2.950% notes due Oct. 1, 2051	1,000,000		1,000,000
5.300% notes due Apr. 1, 2054	550,000		550,000

Total debt(2)	9,222,181
Total shareholders’ equity	33,550,897		33,550,897

Total capitalization	$42,773,078	$

(1)	For illustrative purposes, the net proceeds of this offering are reflected as cash and cash equivalents in the “As Adjusted” column pending their ultimate use, see “Use of Proceeds.”
(2)	Debt figures reflect the principal amounts outstanding.

DESCRIPTION OF THE NOTES

The following discussion of the terms of the notes supplements the description of the general terms and provisions of the debt securities contained in the accompanying prospectus and identifies any general terms and provisions described in the accompanying prospectus that will not apply to the notes. Certain terms used but not defined in this “Description of the Notes” have the meanings specified in the accompanying prospectus. In this prospectus supplement, we refer to the notes offered hereby as the “notes.” Although, for convenience, the Floating Rate Notes, the 20  Notes, the 20  Notes, the 20  Notes and the 20  Notes are referred to as “notes,” each will be issued as a separate series and will not together have any class voting rights. Accordingly, for purposes of this “Description of the Notes,” references to “notes” shall be deemed to refer to each series of notes separately, and not to the Floating Rate Notes, the 20  Notes, the 20  Notes, the 20  Notes and the 20  Notes on any combined basis. To the extent this summary differs from the summary in the accompanying prospectus, you should rely on the description of the notes in this prospectus supplement.

When we refer to “we,” “our,” “us,” and the “Company” in this section, we mean Analog Devices, Inc., the issuer of the notes, excluding, unless the context otherwise requires or as otherwise expressly stated, our Subsidiaries.

General

The Floating Rate Notes will be issued in an initial aggregate principal amount of $    , the 20  Notes will be issued in an initial aggregate principal amount of $    , the 20  Notes will be issued in an initial aggregate principal amount of $    , the 20  Notes will be issued in an initial aggregate principal amount of $    and the 20  Notes will be issued in an initial aggregate principal amount of $    . We will issue the notes under the indenture dated as of June 3, 2013 between The Bank of New York Mellon Trust Company, N.A., as trustee, and us (the “base indenture”), as supplemented by a supplemental indenture to be entered into between us and the trustee (together with the base indenture, the “indenture”).

We may, without the consent of the holders of the applicable series of notes, increase the principal amount of notes of such series in the future, on the same terms and conditions as the notes of such series being offered hereby (except for the issue date, issue price and, in some cases, the first interest payment date and the initial interest accrual date). If any such additional notes of the applicable series are not fungible for United States federal income tax purposes with the notes of the applicable series previously issued, such additional notes will not have the same CUSIP number (or other securities identification number) as the notes of the applicable series previously issued.

You should read the accompanying prospectus for a general discussion of the terms and provisions of the indenture.

The Floating Rate Notes will mature on     , 20    , the 20  Notes will mature on     , 20    , the 20  Notes will mature on     , 20    , the 20  Notes will mature on     , 20     and the 20  Notes will mature on    , 20    . The notes will not be listed on any securities exchange or quoted on any automated quotation system.

The notes will be issued only in registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be available in book-entry form only. No service charge will be made for any registration of transfer or any exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Ranking

Each series of notes will be our senior unsecured obligations and will rank without preference or priority among themselves and equally with all of our other existing and future senior unsecured indebtedness. Each series of notes will be effectively subordinated to all of our future secured indebtedness, to the extent of the assets securing that indebtedness. In addition, each series of notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our Subsidiaries, which are distinct legal entities having no obligation to pay any amounts in respect of the notes or to make funds available for such purpose.

“Subsidiary” means any corporation, association or other business entity of which more than 50% of the total voting power of all shares, interests, participations, rights or other equivalents (however designated) of corporate stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by us or one or more of our other Subsidiaries or a combination thereof.

Interest

Floating Rate Notes

The Floating Rate Notes will bear interest from     , 2026 at a floating rate determined in the manner described below, payable quarterly in arrears on     ,     ,      and      of each year (each, a “Floating Rate Interest Payment Date”), beginning on     , 2026. The Floating Rate Notes will bear interest at an annual rate equal to Compounded SOFR, determined as described below, plus      basis points (   %) (the “Margin”).

The record date for interest payable on any Floating Rate Interest Payment Date shall be the close of business on (i) the business day immediately preceding such Floating Rate Interest Payment Date so long as all of the Floating Rate Notes remain in book-entry only form or (ii) the fifteenth calendar day immediately preceding such Floating Rate Interest Payment Date if any of the Floating Rate Notes do not remain in book-entry only form. Interest on the Floating Rate Notes will accrue from and including     , 2026, to, but excluding, the first Floating Rate Interest Payment Date. Starting on the first Floating Rate Interest Payment Date, interest on the Floating Rate Notes will accrue from and including the last Floating Rate Interest Payment Date to which we have paid, or duly provided for the payment of, interest on the Floating Rate Notes to, but excluding, the next succeeding Floating Rate Interest Payment Date. No interest will accrue on the Floating Rate Notes for the day that the Floating Rate Notes mature. The amount of interest payable for any interest period will be computed on the basis of a 360-day year and the actual number of days in the Observation Period (as defined below).

If any Floating Rate Interest Payment Date falls on a day that is not a business day, we will make the interest payment on the next succeeding business day unless that business day is in the next succeeding calendar month, in which case (other than in the case of the maturity date) we will make the interest payment on the immediately preceding business day. If an interest payment is made on the next succeeding business day, no interest will accrue as a result of the delay in payment. If the maturity date of the Floating Rate Notes falls on a day that is not a business day, the payment due on such date will be postponed to the next succeeding business day, and no further interest will accrue in respect of such postponement.

As further described herein, on each Interest Payment Determination Date relating to the applicable Floating Rate Interest Payment Date, the Calculation Agent (as defined below) will calculate the amount of accrued interest payable on the Floating Rate Notes by multiplying (i) the outstanding principal amount of the Floating Rate Notes by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360. In no event will the interest rate on the Floating Rate Notes be less than zero.

The term “interest period”, with respect to the Floating Rate Notes, means (i) the period commencing on any Floating Rate Interest Payment Date (or, with respect to the initial interest period only, commencing on the date of original issuance) to, but excluding, the next succeeding Floating Rate Interest Payment Date or, (ii) in the case of the last such period, the period from and including the Floating Rate Interest Payment Date immediately preceding the maturity date to, but excluding, the maturity date.

Secured Overnight Financing Rate and the SOFR Index

The Secured Overnight Financing Rate (SOFR) is published by the Federal Reserve Bank of New York and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities.

The SOFR Index is published by the Federal Reserve Bank of New York and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR each U.S. Government Securities Business Day and allows the calculation of compounded SOFR averages over custom time periods.

The Federal Reserve Bank of New York notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that interest period has been determined.

Compounded SOFR.

“Compounded SOFR” will be determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

where:

“SOFR IndexStart” means, for periods other than the initial interest period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial interest period, the SOFR Index value two U.S. Government Securities Business Days before the date of original issuance;

“SOFR IndexEnd” means the SOFR Index value on the Interest Payment Determination Date relating to the applicable Floating Rate Interest Payment Date (or, in the final interest period, relating to the maturity date); and

“dc” is the number of calendar days in the relevant Observation Period.

For purposes of determining Compounded SOFR:

“Interest Payment Determination Date” means the date that is two U.S. Government Securities Business Days before each Floating Rate Interest Payment Date.

“Observation Period” means, in respect of each interest period, the period from, and including, the date that is two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date that is two U.S. Government Securities Business Days preceding the Floating Rate Interest Payment Date for such interest period (or in the final interest period, preceding the maturity date).

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1)

the SOFR Index value as published by the SOFR Administrator (as defined below) as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); provided that:

(2)

if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable Provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of Benchmark Transition Event” provisions described below.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association or any successor organization recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything to the contrary in the indenture or the Floating Rate Notes, if we (or our Designee) determine on or prior to the relevant Reference Time (as defined below) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth below under “Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on the Floating Rate Notes.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each interest period on the Floating Rate Notes will be an annual rate equal to the sum of the Benchmark Replacement and the Margin.

SOFR Index Unavailable Provisions.

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website, currently located at https://www.newyorkfed.org/markets/reference-rates/additional-information-about-reference-rates. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

Effect of Benchmark Transition Event

Benchmark Replacement

If we (or our Designee) determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Floating Rate Notes in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes

In connection with the implementation of a Benchmark Replacement, we (or our Designee) will have the right to make Benchmark Replacement Conforming Changes from time to time.

Decisions and Determinations

Any determination, decision or election that may be made by us (or our Designee) pursuant to the benchmark replacement provision described in this subsection “Effect of Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in our (or our Designee’s) sole discretion, and, notwithstanding anything to the contrary in any transaction documents relating to the Floating Rate Notes, shall become effective without consent from the holders of the Floating Rate Notes or any other party.

Certain Defined Terms:

As used in this subsection “Effect of Benchmark Transition Event,” the following terms have the following meanings:

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us (or our Designee) as of the Benchmark Replacement Date:

(1)

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(3)

the sum of: (a) the alternate rate of interest that has been selected by us (or our Designee) as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated Floating Rate Notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us (or our Designee) as of the Benchmark Replacement Date:

(1)

the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by us (or our Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated Floating Rate Notes at such time.

The Benchmark Replacement Adjustment shall not include the Margin specified in this prospectus supplement and such Margin shall be applied to the Benchmark Replacement to determine the interest payable on the Floating Rate Notes.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition or interpretation of “interest period”, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenor, and other administrative matters), or any other changes to any other terms or provisions of the Floating Rate Notes, in each case that we (or our Designee) decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we (or our Designee) decide that adoption of any portion of such market practice is not administratively feasible or if we (or our Designee) determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we (or our Designee) determine is reasonably necessary or practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by us (or our Designee) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Calculation of the Floating Interest Rate

The “Calculation Agent” means a banking institution or trust company appointed by us to act as calculation agent, initially The Bank of New York Mellon Trust Company, N.A.

Absent willful misconduct, bad faith or manifest error, the calculation of the applicable interest rate for each interest period by the Calculation Agent, or in certain circumstances described above, by us (or our Designee) will be final and binding on us, the trustee, paying agent, registrar and the holders of the Floating Rate Notes.

None of the trustee, paying agent, registrar or Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of Compounded SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or the business day convention, interest determination dates or any other relevant methodology for calculating any such substitute or successor benchmark, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. In connection with the foregoing, the Calculation Agent will be entitled to conclusively rely on any determinations made by us (or our Designee) and will have no liability for such actions taken at the direction of us (or our Designee).

None of the trustee, paying agent, registrar or Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties described in this prospectus supplement and the accompanying prospectus as a result of the unavailability of Compounded SOFR, the SOFR Index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information contemplated by this prospectus supplement and the accompanying prospectus and reasonably required for the performance of such duties.

Fixed Rate Notes

The 20  Notes will bear interest at a rate of   % per annum from     , 2026 or from the most recent interest payment date on which we paid or provided for interest on the 20  Notes. The 20   Notes will bear interest at a rate of   % per annum from     , 2026 or from the most recent interest payment date on which we paid or provided for interest on the 20  Notes. The 20   Notes will bear interest at a rate of   % per annum from     , 2026 or from the most recent interest payment date on which we paid or

provided for interest on the 20 Notes. The 20  Notes will bear interest at a rate of   % per annum from     , 2026 or from the most recent interest payment date on which we paid or provided for interest on the 20 Notes. Interest on the Fixed Rate Notes will be payable semi-annually in arrears (i) with respect to the 20 Notes, on    and    of each year, beginning on    , 2027, (ii) with respect to the 20 Notes, on     and    of each year, beginning on    , 2027, (iii) with respect to the 20 Notes, on    and    of each year, beginning on    , 2027, and (iv) with respect to the 20 Notes, on     and    of each year, beginning on    , 2027. Interest on the Fixed Rate Notes will be payable to the holders of record (i) with respect to the 20 Notes, on the    and    , (ii) with respect to the 20 Notes, on the    and    , (iii) with respect to the 20 Notes, on the    and    , and (iv) with respect to the 20 Notes, on the    and    , in each case (whether or not a business day) immediately preceding the related interest payment date.

Interest on each series of Fixed Rate Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, redemption date or the maturity date of a series of Fixed Rate Notes is not a business day, then payment of interest and/or principal on such series of Fixed Rate Notes will be made on the next succeeding business day, and no additional interest will accrue on the amount so payable in respect of such notes for that period.

Optional Redemption

Floating Rate Notes

We may not redeem the Floating Rate Notes prior to their maturity.

Fixed Rate Notes

At any time prior to the applicable Par Call Date, we will have the right, at our option, to redeem each series of Fixed Rate Notes, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming such series of Fixed Rate Notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus     basis points (in the case of the 20 Notes),     basis points (in the case of the 20 Notes),     basis points (in the case of the 20  Notes) or    basis points (in the case of the 20  Notes), in each case less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the notes of such series being redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date, we will have the right, at our option, to redeem each series of Fixed Rate Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of such series of Fixed Rate Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Par Call Date” means    , 20     in the case of the 20  Notes,     , 20     in the case of the 20  Notes,     , 20     in the case of the 20   Notes and    , 20     in the case of the 20  Notes.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we will select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); (2) if there is no such Treasury constant maturity on H.15 exactly equal to the applicable Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the applicable Remaining Life – and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the applicable Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the applicable Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we will calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, we will select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we will select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The trustee shall not be obligated to calculate or verify any redemption price.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Mandatory Redemption

We are not required to make any mandatory redemption with respect to the notes.

Change of Control Offer

If a Change of Control Triggering Event (as defined below) occurs with respect to a series of notes, unless we have exercised our option to redeem such series of notes in full as described above under “—Optional Redemption” or have defeased such series of notes or satisfied and discharged such series of notes, we shall be required to make an offer (a “Change of Control Offer”) to each holder of such series of notes to repurchase all or any part (equal to $2,000 and in integral multiples of $1,000 in excess thereof; provided that the unrepurchased portion of a note must be in a minimum principal amount of $2,000) of that holder’s notes of such series pursuant to the offer described below. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event with respect to a series of notes or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed, or if the notes to be repurchased are represented by one or more Global Notes, transmitted in accordance with DTC’s standard procedures therefor, to holders of such series of notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or transmitted (a “Change of Control Payment Date”). The notice shall, if mailed or transmitted prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

(1)	accept for payment all notes of the applicable series or portions of such notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of such notes properly tendered; and

(3)

deliver or cause to be delivered to the trustee the notes of the applicable series properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of such notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party purchases all notes of the applicable series properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes of the applicable series as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and shall not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following terms are applicable:

“Below Investment Grade Rating Event” means, with respect to a series of notes, the applicable series of notes is downgraded below Investment Grade by at least two of the three Rating Agencies on any date during the period

(the “Trigger Period”) commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following the consummation of such Change of Control (which Trigger Period will be extended if the rating of such series of notes is under publicly announced consideration for possible downgrade by any Rating Agency on such 60th day, such extension to last with respect to each Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates such series of notes below Investment Grade or (y) publicly announces that it is no longer considering such series of notes for possible downgrade, provided that no such extension will occur if on such 60th day such series of notes is rated Investment Grade by at least two of the three Rating Agencies and is not subject to review for possible downgrade by any Rating Agency).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our Subsidiaries, taken as a whole, to any person, other than to us or one of our direct or indirect Subsidiaries; (2) the consummation of any transaction (including any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the outstanding Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction measured by voting power rather than number of shares; or (4) the adoption of a plan providing for our liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned subsidiary of a holding company (which shall include a parent company) and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our Subsidiaries taken as a whole. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of our properties or assets and those of our Subsidiaries taken as a whole to another person may be uncertain. In such case, the holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

“Change of Control Triggering Event” means, with respect to a series of notes, the occurrence of both a Change of Control and a Below Investment Grade Rating Event with respect to such series of notes.

“Fitch” means Fitch Ratings, Inc., and its successors.

“Investment Grade” means, with respect to Fitch, a rating equal to or higher than BBB- (or the equivalent under any successor rating categories of Fitch), with respect to Moody’s, a rating equal to or higher than Baa3 (or the equivalent under any successor rating categories of Moody’s) and, with respect to S&P, a rating equal to or higher than BBB- (or the equivalent under any successor rating categories of S&P).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means each of Fitch, Moody’s and S&P; provided that if any of Fitch, Moody’s and S&P ceases to provide rating services to issuers or investors, we may appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the shares, interests, participations, rights or other equivalents (however designated) of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Limitation on Liens

We will not, nor will we permit any Subsidiary to, issue, incur, create, assume or guarantee (collectively, “incur”) any debt for borrowed money, including all obligations evidenced by bonds, debentures, notes or similar instruments (collectively, a “debt”), secured by a mortgage, deed of trust, security interest, pledge, lien, charge or other encumbrance (collectively, a “lien”) upon any Principal Property or upon any shares of stock of any Principal Subsidiary (whether such Principal Property or shares are now existing or owned or hereafter created or acquired) without in any such case effectively providing, substantially concurrently with or prior to the creation or assumption of such lien, that the notes (together with, if we shall so determine, any other indebtedness of or guarantee by us or such Subsidiary ranking equally with the notes) shall be secured equally and ratably with (or, at our option, prior to) such secured debt. The foregoing restriction, however, will not apply to each of the following:

(a)

liens on property, shares of stock or other assets of any person existing at the time such person becomes a Subsidiary or existing at the time of acquisition thereof by us or a Subsidiary, provided that such liens are not incurred in anticipation of such person’s becoming a Subsidiary or such acquisition and do not extend to (i) any Principal Property or (ii) any shares of stock of any Principal Subsidiary that, in each case, were not previously encumbered by such liens;

(b)

liens on property of a person existing at the time such person is merged into or consolidated with us or a Subsidiary or at the time of a sale, lease or other disposition of the properties of such person (or a division thereof) as an entirety or substantially as an entirety to us or a Subsidiary, provided that such liens are not incurred in anticipation of such merger or consolidation or sale, lease or other disposition and do not extend to (i) any Principal Property or (ii) any shares of stock of any Principal Subsidiary that, in each case, were not previously encumbered by such liens;

(c)

liens to secure all or part of the cost of acquisition, construction, development or improvement of any property or to secure debt incurred to provide funds for any such purpose (including purchase money security interests or purchase money mortgages), provided that the commitment of the creditor to extend the credit secured by any such lien is obtained not later than 24 months after the later of (i) the completion of acquisition, construction, development or improvement of such property and (ii) the placing in operation of such property or of such property as so constructed, developed or improved;

(d)	liens in favor of, or which secure debt owing to, us or any of our Subsidiaries;

(e)	liens existing at the date of the issuance of the notes;

(f)

liens in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such liens;

(g)

liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal taxation pursuant to Section 103(b) of the Internal Revenue Code of 1986, as amended; and

(h)

extensions, renewals or replacements of any liens referred to in the foregoing clauses, provided that (i) the principal amount of debt secured thereby shall not exceed the principal amount of debt so secured at the time of such extension, renewal or replacement and (ii) such extension, renewal or replacement liens will be limited to all or part of the same property and improvement thereon which secured the debt so secured at the time of such extension, renewal or replacement.

Notwithstanding the restrictions in the preceding paragraphs, we or any Subsidiary of ours may incur debt secured by a lien which would otherwise be prohibited by such restrictions, without equally and ratably securing the notes, provided that, after giving effect thereto, the then aggregate outstanding amount of all such debt so secured by such liens (not including liens permitted under clauses (a) through (h) above) plus the aggregate amount of Attributable Debt in respect of Sale and Lease Back Transactions of Principal Properties entered into after the date of issuance of the notes and permitted solely pursuant to clause (c) of the covenant described below under the caption “—Limitation on Sale and Lease Back Transactions” and still in existence does not exceed the greater of 5% of our Consolidated Tangible Assets at the time of such incurrence and $750 million.

Limitation on Sale and Lease Back Transactions

We will not, nor will we permit any Subsidiary to, enter into any Sale and Lease Back Transaction with respect to any Principal Property, other than any such Sale and Lease Back Transaction involving a lease for a term of not more than three years or any such Sale and Lease Back Transaction between us and one of our Subsidiaries, or between Subsidiaries, unless:

(a)

we or such Subsidiary would be entitled to incur debt secured by a lien on the Principal Property involved in such Sale and Lease Back Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease Back Transaction, without equally and ratably securing the notes, pursuant to clauses (a) through (h) of the covenant described above under the caption “—Limitation on Liens”;

(b)

we apply the Net Available Proceeds of such Sale and Lease Back Transaction within 180 days of such Sale and Lease Back Transaction to either (or a combination of) (i) the prepayment or retirement of debt of ours or a Subsidiary of ours (other than debt that is, in the case of our debt, subordinated to the notes or debt owed to us or a Subsidiary) that by its terms matures more than 12 months after its creation or (ii) the purchase, construction, development, expansion or improvement of comparable properties or facilities; or

(c)

the aggregate amount of Attributable Debt in respect of such Sale and Lease Back Transaction plus the Attributable Debt in respect of all other Sale and Lease Back Transactions of Principal Properties entered into after the date of issuance of the notes permitted solely pursuant to this clause (c) and still in existence, plus the aggregate amount of all debt secured by liens permitted solely pursuant to the last paragraph of the covenant described above under the caption “—Limitation on Liens” and still outstanding, does not exceed the greater of 5% of our Consolidated Tangible Assets at the time of such Sale and Lease Back Transaction and $750 million.

“Attributable Debt” with regard to a Sale and Lease Back Transaction with respect to any Principal Property means, at the time of determination, the lesser of:

•	the fair market value of the Principal Property subject to the transaction; or

•

the present value (discounted by the weighted average interest rate borne by all securities then outstanding under the base indenture at the time of determination compounded semiannually) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such Sale and Lease Back Transaction.

“Consolidated Net Tangible Assets” means, as of any date on which we effect a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom (i) all current liabilities, except for any notes and loans payable, current maturities of long-term debt, the current portion of deferred revenue and obligations under capital leases and (ii) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, to the extent included in said aggregate amount of assets, all as set forth on our most recent consolidated balance sheet and computed in accordance with GAAP.

“Consolidated Tangible Assets” means, as of any date on which we effect a transaction requiring such Consolidated Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) set forth on our most recent consolidated balance sheet and computed in accordance with GAAP.

“GAAP” means accounting principles generally accepted in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of the determination.

“Net Available Proceeds” from any Sale and Lease Back Transaction by us or any Subsidiary means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of debt or obligations relating to the properties or assets that are the subject of such Sale and Lease Back Transaction or received in any other noncash form) therefrom by us or our Subsidiary, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Sale and Lease Back Transaction; (ii) all payments made by us or our Subsidiary on any debt which is secured in whole or in part by any such properties and assets in accordance with the terms of any lien upon or with respect to any such properties and assets or which must, by the terms of such lien, or in order to obtain a necessary consent to such Sale and Lease Back Transaction or by applicable law, be repaid out of the proceeds from such Sale and Lease Back Transaction; and (iii) all distributions and other payments made to our minority interest holders in Subsidiaries or joint ventures as a result of such Sale and Lease Back Transaction.

“Principal Property” means any single parcel of real property or any permanent improvement thereon (i) owned by us or any of our Subsidiaries located in the United States, including our principal corporate office, any manufacturing facility or plant or any portion thereof and (ii) having a book value, as of the date of determination, in excess of 3% of our most recently calculated Consolidated Net Tangible Assets. Principal Property does not include any property that our board of directors has determined not to be of material importance to the business conducted by our Subsidiaries and us, taken as a whole.

As of August 1, 2026, we had one Principal Property.

“Principal Subsidiary” means any Subsidiary which owns any Principal Property.

“Sale and Lease Back Transaction” means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by us or any of our Subsidiaries of any Principal Property that, more than 12 months after the later of (i) the completion of the acquisition, construction, development or improvement of such Principal Property or (ii) the placing in operation of such Principal Property or of such Principal Property as so constructed, developed or improved, has been or is being sold, conveyed, transferred or otherwise disposed of by us or our Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender on the security of such Principal Property.

Limitation on Mergers and Other Transactions

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•

we are the surviving corporation or the successor person (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the notes and under the indenture; and

•

immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the indenture.

We will deliver to the trustee prior to the consummation of the proposed transaction an officers’ certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction complies with the indenture.

Notwithstanding the above, any Subsidiary of ours may consolidate with, merge into or transfer all or part of its properties to us. Neither an officers’ certificate nor an opinion of counsel shall be required to be delivered in connection therewith.

Events of Default

Any of the following constitutes an Event of Default with respect to each series of notes:

•	default in the payment of any interest on such series of notes when it becomes due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of principal of or premium on such series of notes when due and payable;

•

default in the performance or breach of any other covenant by us in the indenture (other than a covenant that has been included in the base indenture or a separate supplemental indenture solely for the benefit of a series of debt securities other than the notes of the applicable series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding notes of the applicable series as provided in the indenture;

•

(1) our failure or the failure of any of our Subsidiaries to pay indebtedness for money we borrowed or any of our Subsidiaries borrowed in an aggregate principal amount of at least $300 million, at the later of final maturity and the expiration of any related applicable grace period and such defaulted payment shall not have been made, waived or extended within 30 days after written notice from the trustee or the holders of at least 25% in principal amount of the outstanding notes of such series or (2) acceleration of the maturity of indebtedness for money we borrowed or any of our Subsidiaries borrowed in an aggregate principal amount of at least $300 million, if that acceleration results from a default under the instrument giving rise to or securing such indebtedness for money borrowed and such indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days after written notice from the trustee or the holders of at least 25% in principal amount of the outstanding notes of the applicable series; provided, however, that, if the default under the instrument is cured by us, or waived by the holders of the indebtedness, in each case, as permitted by the governing instrument, then, unless the maturity of such series of notes has been accelerated in accordance with the indenture, the Event of Default under the indenture governing such notes caused by such default will be deemed likewise to be cured or waived; and

•	certain events of bankruptcy, insolvency or reorganization involving us.

Defeasance and Discharge

Each series of notes is also subject to defeasance and discharge as described under the captions “Defeasance of Debt Securities and Certain Covenants in Certain Circumstances” and “Satisfaction and Discharge Prior to Maturity” in the accompanying prospectus.

Delivery and Form

Each series of notes will be represented by one or more permanent global certificates (each, a “Global Note,” and collectively, the “Global Notes”) deposited with, or on behalf of, the trustee as custodian for DTC and registered in the name of Cede & Co. (DTC’s partnership nominee), for credit to an account of a direct or indirect participant in DTC (including Euroclear Bank SA/NV or Clearstream Banking S.A.). Unless and until certificated notes are issued under the limited circumstances described in the accompanying prospectus, no beneficial owner of a note shall be entitled to receive a definitive certificate representing notes. So long as DTC or any successor depositary (collectively, the “Depositary”) or its nominee is the registered owner of the Global Notes, the Depositary, or such nominee, as the case may be, will be considered to be the sole owner or holder of the notes for all purposes of the indenture. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Global Notes through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC (including Euroclear Bank SA/NV or Clearstream Banking S.A.).

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax considerations related to the purchase, ownership and disposition of the notes. This summary is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable regulations, administrative rulings and judicial decisions, all as in effect as of the date of this prospectus supplement, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the U.S. Internal Revenue Service (the “IRS”), so as to result in U.S. federal income tax consequences different from those discussed below. This summary deals only with notes held as capital assets within the meaning of Section 1221 of the Code (generally for investment purposes) by a beneficial owner who purchases notes for cash on original issuance at the initial offering price at which a substantial amount of the notes are sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, which we refer to as the “issue price.” This summary does not address all aspects of U.S. federal income tax related to the purchase, ownership and disposition of the notes and does not address all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of notes whose “functional currency” is not the U.S. dollar;

•

tax consequences to persons required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the notes to their financial statements under Section 451 of the Code;

•	tax consequences to partnerships or other pass-through entities and their members;

•	tax consequences to certain former citizens or residents of the United States;

•	U.S. federal alternative minimum tax consequences, if any;

•	the potential application of the Medicare tax on net investment income;

•	any state, local or foreign tax consequences; and

•	U.S. federal estate or gift tax consequences, if any.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors.

THIS SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE FOR ANY PARTICULAR INVESTOR. THIS SUMMARY DOES NOT ADDRESS ALL U.S. FEDERAL TAX CONSIDERATIONS OR THE TAX CONSIDERATIONS ARISING UNDER THE LAWS OF ANY FOREIGN, STATE OR LOCAL JURISDICTION. IF YOU ARE CONSIDERING THE PURCHASE OF NOTES, YOU SHOULD CONSULT YOUR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME AND OTHER TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR OWN SPECIFIC SITUATION, AS WELL AS CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) of notes that is not a U.S. holder. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Additional Payments

In certain circumstances, we may be obligated to pay certain additional amounts on the notes. For example, if we are required to repurchase notes in connection with a Change of Control Triggering Event as described in “Description of the Notes—Change of Control Offer,” we must pay a 1% premium. In addition, if we exercise our option to redeem any Fixed Rate Notes prior to the applicable Par Call Date as described in “Description of the Notes—Optional Redemption,” we may be required to pay a redemption price in excess of the principal amount of such Fixed Rate Notes. The possibility of such payments may implicate special rules under U.S. Treasury Regulations governing “contingent payment debt instruments.” According to those regulations, the possibility that additional payments will be made will not cause the notes to be contingent payment debt instruments if, as of the date the notes are issued, there is only a remote chance that such payments will be made or certain other exceptions apply. We have determined and intend to take the position (and this discussion assumes) that the possibility of such events occurring will not subject the notes to the contingent payment debt instrument rules.

Our determination that the notes are not contingent payment debt instruments is binding on holders for U.S. federal income tax purposes unless they disclose their contrary positions to the IRS in the manner required by applicable U.S. Treasury Regulations. Our determination that the notes are not contingent payment debt instruments is not, however, binding on the IRS. If the IRS were to successfully challenge our determination and the notes were treated as contingent payment debt instruments, U.S. holders would be required, among other things, to (i) accrue interest income based on a projected payment schedule and comparable yield, which may be a higher rate than the stated interest rate on the notes, regardless of their method of tax accounting and (ii) possibly treat as ordinary income, rather than capital gain, some or all of any gain recognized on a sale, exchange, redemption or other taxable disposition of a note. In the event that any of the above contingencies were to occur, it would affect the character, amount and timing of the income recognized by a U.S. holder.

Consequences to U.S. Holders

Payments of Interest

It is anticipated, and this discussion assumes, that the notes will be issued with no more than a de minimis amount of original issue discount (“OID”) for U.S. federal income tax purposes, in which case interest on a note generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes.

If, however, the issue price of the applicable series of notes is less than their stated principal amount and the difference is more than a de minimis amount (as set forth in the applicable U.S. Treasury Regulations), a U.S. holder of such series of notes generally will be required to include the difference in income as OID as it accrues on a constant yield-to-maturity basis (as set forth in the applicable U.S. Treasury Regulations) whether or not it receives cash payments and regardless of its method of tax accounting.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

A U.S. holder generally will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between the amount realized and such U.S. holder’s adjusted tax basis in the note. The amount realized will equal the amount of the cash and the fair market value of any property received in exchange for the note (other than amounts attributable to accrued but unpaid interest, which amounts will be treated as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in income). A U.S. holder’s tax basis in a note will generally be equal to the amount that such U.S. holder paid for the note, increased by OID included in income by the U.S. holder with respect to the note, if any. In general, any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, such capital gain or loss will be long-term capital gain or loss. If the U.S. holder is treated as holding the note for one year or less, such capital gain or loss will be short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally is subject to U.S. federal income tax at a lower rate than short-term capital gain, which is taxed at ordinary income rates. A U.S. holder’s ability to deduct capital losses is subject to significant limitations under the Code.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and to the proceeds of a sale, exchange, redemption or other taxable disposition of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient. Backup withholding at the applicable rate will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number or certification of its exempt status (generally by providing an IRS Form W-9 or an approved substitute), or if the U.S. holder is notified by the IRS that the U.S. holder has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

Payments of Interest

In general, payments of interest on the notes to a non-U.S. holder will be considered “portfolio interest” and, subject to the discussions below of income effectively connected with a U.S. trade or business, backup withholding, and the Foreign Account Tax Compliance Act, will not be subject to U.S. federal income or withholding tax, provided that:

•

the non-U.S. holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related (actually or constructively) to us through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•

either (a) the non-U.S. holder provides its name, address and taxpayer identification number, if any, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN, W-8BEN-E or other applicable form) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable U.S. Treasury Regulations. Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest generally will be subject to a 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (i) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States and includable in the non-U.S. holder’s gross income.

If a non-U.S. holder is engaged in a trade or business within the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then, although the non-U.S. holder will be exempt from the 30% withholding tax (provided the certification requirements discussed above are satisfied), the non-U.S. holder generally will be subject to U.S. federal income tax on that interest on a net income basis at regular U.S. federal income tax rates and generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Subject to the discussion below regarding backup withholding and the Foreign Account Tax Compliance Act, gain realized by a non-U.S. holder on the sale, exchange, redemption or other taxable disposition of a note (other than with respect to payments attributable to accrued interest, which will be taxed as described above under “—Consequences to Non-U.S. Holders—Payments of Interest”) will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

If a non-U.S. holder is described in the first bullet point above, it generally will be subject to tax on the net gain derived from the sale, exchange, redemption or other taxable disposition of the notes at regular U.S. federal income tax rates and generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax (unless an applicable income tax treaty provides otherwise) on the gain derived from the sale, exchange, redemption or other taxable disposition, which may be offset by certain U.S. source capital losses.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders on the notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest that we make on the notes, provided the certification described above in the last bullet point under “—Consequences to Non-U.S. Holders—Payments of Interest” has been received and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, who is not an exempt recipient. However, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding at the applicable rate with respect to payments of the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, unless the certification described above has been received, and the payor does not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, who is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. The backup withholding and information reporting rules are complex, and non-U.S. holders are urged to consult their tax advisors regarding application of these rules to their particular circumstances.

Foreign Account Tax Compliance Act

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, generally impose a 30% withholding tax on payments of interest on the notes if paid to a foreign entity (including, in some cases, when such foreign entity is acting as an intermediary) unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is a “non-financial foreign entity,” the foreign entity identifies certain of its U.S. investors or provides certification that it does not have any such investors, or (iii) the foreign entity is otherwise exempt from FATCA.

While withholding under FATCA may also apply to gross proceeds from the sale, exchange or other taxable disposition of the notes (including settlement of the notes at maturity), under proposed U.S. Treasury Regulations, withholding on payments of gross proceeds is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued.

An intergovernmental agreement between the United States and an applicable foreign country may modify those requirements. If withholding under FATCA is required on any payment related to the notes, investors not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be required to seek a refund or credit from the IRS to obtain the benefit of such exemption (or reduction). Prospective investors are encouraged to consult their own tax advisors regarding the possible implications of FATCA on their investment in the notes.

UNDERWRITING

We and J.P. Morgan Securities LLC, as representative for the underwriters for this offering of notes, have entered into an underwriting agreement, dated     , 2026, with respect to the notes. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to the underwriters named below, and each underwriter has severally agreed to purchase, at the initial public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement, the aggregate principal amounts of the notes listed next to its name in the following table.

Underwriter	Principal Amount of Floating Rate Notes	Principal Amount of 20 Notes	Principal Amount of 20 Notes	Principal Amount of 20 Notes	Principal Amount of 20 Notes
J.P. Morgan Securities LLC	$	$	$	$	$
Barclays Capital Inc.
BNP Paribas Securities Corp.
BofA Securities, Inc.
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC

Total	$	$	$	$	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if they purchase any of the notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the notes may be terminated.

Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to  % of the principal amount of the Floating Rate Notes, up to  % of the principal amount of the 20  Notes, up to  % of the principal amount of the 20  Notes, up to  % of the principal amount of the 20  Notes and up to   % of the principal amount of the 20  Notes. Any such securities dealers may resell the notes purchased from the underwriters to certain other brokers or dealers at a discount from the public offering price of up to  % of the principal amount of the Floating Rate Notes, up to  % of the principal amount of the 20  Notes, up to  % of the principal amount of the 20  Notes, up to  % of the principal amount of the 20  Notes and up to   % of the principal amount of the 20  Notes. After the initial public offering of the notes, the underwriters may change the public offering price and concession and discount to brokers or dealers. The offering of the notes by the underwriters is subject to receipt and acceptance and is subject to the underwriters’ right to reject any order in whole or in part.

We estimate that our out-of-pocket expenses for this offering, excluding the underwriting discounts, will be approximately $  .

The notes are new issues of securities with no established trading markets. Certain of the underwriters have advised us that they may make a market in the notes after completion of the offering, but they will not be obligated to do so and may in their sole discretion discontinue any market-making activities at any time without notice. We cannot assure you that a liquid trading market will develop for any series of notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell your notes will be favorable.

We have agreed to indemnify the several underwriters against liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.

We expect that delivery of the notes will be made to investors on or about    , 2026, which will be the    business day following the date of this prospectus supplement (this settlement cycle being referred to as “T+ ”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to one business day before delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+ , to specify alternative settlement arrangements to prevent a failed settlement, and should consult their advisors.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services in the ordinary course of business for us and our affiliates, for which they received or will receive customary fees and expense reimbursement.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, certain other of those underwriters or their affiliates are likely to hedge or otherwise reduce, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued by the underwriters in their sole discretion at any time and without notice.

Notice to Prospective ERISA Investors

Each purchaser of the notes that is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Code or (3) an entity deemed to hold “plan assets” of any such employee benefit plan, plan or account, by acceptance of a note, will be deemed to have represented and warranted that a fiduciary acting on its behalf is causing it to purchase the notes and that such fiduciary:

(a)

is a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control as specified in 29 CFR Section 2510.3-21(c)(1)(i) (excluding an IRA owner or a relative of an IRA owner if the purchaser is an IRA);

(b)	is independent (for purposes of 29 CFR Section 2510.3-21(c)(1)) of Analog Devices, each underwriter and their respective affiliates (the “Transaction Parties”);

(c)

is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies, including the purchaser’s transactions with the Transaction Parties hereunder;

(d)

has been advised that none of the Transaction Parties has undertaken or will undertake to provide impartial investment advice, or has given or will give advice in a fiduciary capacity, in connection with the purchaser’s transactions with the Transaction Parties contemplated hereby;

(e)

is a “fiduciary” under Section 3(21)(A) of ERISA or Section 4975(e)(3) of the Code, or both, as applicable, with respect to, and is responsible for exercising independent judgment in evaluating, the purchaser’s transactions with the Transaction Parties contemplated hereby; and

(f)

understands and acknowledges the existence and nature of the underwriting discount, commissions and fees, and any other related fees, compensation arrangements or financial interests, described in this prospectus supplement; and understands, acknowledges and agrees that no such fee or other compensation is a fee or other compensation for the provision of investment advice, and that none of the Transaction Parties, nor any of their respective directors, officers, members, partners, employees, principals or agents has received or will receive a fee or other compensation from the purchaser or such fiduciary for the provision of investment advice (rather than other services) in connection with the purchaser’s transactions with the Transaction Parties contemplated hereby.

Selling Restrictions

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendments to the foregoing) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”);

(ii)

a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”).

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.

This EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement and the accompanying prospectus.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes:

(a)	the expression “retail investor” means a person who is neither:

i.	a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); nor

ii.	a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (“POATRs”); and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to buy or subscribe the notes.

Consequently, no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in the United Kingdom will be made pursuant to an exception from the prohibition on offers of notes to the public under the POATRs.

In the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”); (ii) persons falling within the meaning of Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Order; (iii) persons outside the United Kingdom or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (as amended, “FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated, all such persons together being referred to as “Relevant Persons”. In the United Kingdom, the notes or any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate are available only to, and will be engaged in only with, Relevant Persons. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

This UK selling restriction is in addition to any other selling restrictions set out in this prospectus supplement and the accompanying prospectus.

Notice to Prospective Investors in Hong Kong

(i) The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and, (ii) whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, has been issued or is in the possession of any person for the purposes of issue, and will not be issued or come into the possession of any person for the purposes of issue, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

This prospectus supplement has not been reviewed or approved by any regulatory authorities in Hong Kong, including the SFO and the Companies Registry of Hong Kong and neither has it been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement may not be issued, circulated or distributed (in whole or in part) in Hong Kong or be used for any purpose in Hong Kong, and the notes may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the notes will be required, and is deemed by the acquisition of the notes, to confirm that such person is aware of the restriction on offers of the notes described in this prospectus supplement and the relevant offering documents and that such person is not acquiring, and has not been offered any notes in circumstances that contravene any such restrictions. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus supplement, you should obtain independent professional advice.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEA”) and, accordingly, will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and governmental guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”), pursuant to Section 274 of the SFA), (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification: solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined and hereby notified all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes in Switzerland. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility)

in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized or will be authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

Notice to Prospective Investors in the United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offer and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in the Dubai International Financial Centre (“DIFC”)

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement or the accompanying prospectus. The notes may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement or the accompanying prospectus, you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus supplement and the accompanying prospectus are strictly private and confidential and are being distributed to a limited number of investors and must not be provided to any person other than the original recipient and may not be reproduced or used for any other purpose. The interests in the notes may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in South Korea

The notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. Furthermore, the notes may not be re-sold to South Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

LEGAL MATTERS

Certain legal matters in connection with the offering of the notes will be passed upon for us by Sidley Austin LLP. The underwriters have been represented by Cravath, Swaine & Moore LLP.

EXPERTS

The consolidated financial statements of Analog Devices, Inc. appearing in Analog Devices, Inc.’s Annual Report (Form 10-K) for the year ended November 1, 2025 and the effectiveness of Analog Devices, Inc.’s internal control over financial reporting as of November 1, 2025, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.analog.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus supplement. We have included our website address in this prospectus supplement solely as an inactive textual reference.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement is considered to be part of this prospectus supplement and the accompanying prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement. This means that you must look at all the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement incorporates by reference the documents listed below (File No. 001-07819) and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering of the notes is terminated or completed:

•

our Annual Report on Form 10-K for the fiscal year ended November 1, 2025, as filed with the SEC on November  25, 2025, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A for our 2026 Annual Meeting of Stockholders, as filed with the SEC on January 23, 2026;

•

our Quarterly Reports on Form 10-Q for the fiscal quarter ended January 31, 2026, as filed with the SEC on February 18, 2026, for the fiscal quarter ended May 2, 2026, as filed with the SEC on May 20, 2026 and for the fiscal quarter ended August 1, 2026, as filed with the SEC on August 19, 2026; and

•

our Current Reports on Form 8-K, as filed with the SEC on January 23, 2026 (Item 5.02 only), February  18, 2026 (Item 8.01 and Exhibit 99.2 of Item 9.01 only), March  12, 2026, July  2, 2026, and July 29, 2026.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus supplement and before the termination of the offering shall also be deemed to be incorporated herein by reference. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus supplement, commencing on the date on which the document is filed.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Analog Devices, Inc.

One Analog Way

Wilmington, MA 01887

Telephone: (781) 461-3282

Attention: Investor Relations

PROSPECTUS

Analog Devices, Inc.

DEBT SECURITIES

We may from time to time offer to sell the debt securities described in this prospectus. The debt securities will be senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness.

Each time we offer debt securities using this prospectus, we will provide specific terms and offering prices in supplements to this prospectus. The prospectus supplements may also add to, update or change the information in this prospectus and will also describe the specific manner in which we will offer the debt securities. You should carefully read this prospectus and the applicable prospectus supplement, including the information incorporated by reference, prior to investing in our debt securities.

We may offer and sell the debt securities on a continuous or delayed basis directly to investors or through underwriters, dealers or agents, or through a combination of these methods. The names of any underwriters, dealers or agents will be included in a prospectus supplement. If any agents, dealers or underwriters are involved in the sale of any debt securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

Our principal executive offices are located at One Analog Way, Wilmington, Massachusetts 01887, and our telephone number is 781-935-5565.

Investing in these debt securities involves certain risks. See the information included under “Risk Factors” included on page 5 of this prospectus and in any accompanying prospectus supplement, and under similar headings in the documents incorporated by reference in this prospectus or any prospectus supplement, for a discussion of the factors you should carefully consider before deciding to purchase these debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 21, 2024.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell debt securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the headings “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any debt securities other than the debt securities described in this prospectus or such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such debt securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

The terms “the Company,” “Analog Devices,” “we,” “our,” “ours” and “us” refer to Analog Devices, Inc. and its subsidiaries on a consolidated basis, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at https://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at https://www.analog.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus and is not incorporated by reference. We have included our website address in this prospectus solely as an inactive textual reference.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings and the exhibits attached thereto. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-07819) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed), until the offering of the securities under the registration statement is terminated or completed:

•

our Annual Report on Form 10-K for the fiscal year ended October 28, 2023, as filed with the SEC on November 21, 2023, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement for our 2024 Annual Meeting of Stockholders, as filed with the SEC on January 19, 2024;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended February 3, 2024, as filed with the SEC on February 21, 2024;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended May 4, 2024, as filed with the SEC on May 22, 2024;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended August 3, 2024, as filed with the SEC on August 21, 2024; and

•	our Current Reports on Form 8-K, as filed with the SEC on December 7, 2023, January 19, 2024, January 25, 2024 (Item 5.02 only), February 21, 2024 (Item 8.01 only), March 14, 2024, and April 3, 2024.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Analog Devices, Inc.

One Analog Way

Wilmington, MA 01887

Telephone: (781) 461-3282

Attention: Investor Relations

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “potential,” “may,” “could” and “will,” and variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections regarding our future financial performance or results; our anticipated growth and trends in our businesses; the effects of business, economic, political, legal and regulatory impacts or conflicts upon our global operations; changes in demand for semiconductors and the related changes in demand and supply for our products; manufacturing delays, product availability and supply chain disruptions; our ability to recruit or retain our key personnel; our future liquidity, capital needs and capital expenditures; our development of technologies and processes and research and development investments; our future market position and expected competitive changes in the marketplace for our products; the anticipated result of litigation matters; our plans to pay dividends or repurchase stock; servicing our outstanding debt; our plans to borrow under our third amended and restated revolving credit agreement, as amended, and issue notes under our commercial paper program and the planned use of proceeds from such borrowing and issuing; our expected tax rate; expected cost savings; the effect of new accounting pronouncements; our plans to integrate or realize the benefits or synergies expected of acquired businesses and technologies; our Global Repositioning Actions and Q4 2023 Plan (each as described in our Annual Report on Form 10-K for the fiscal year ended October 28, 2023 and our Quarterly Report on Form 10-Q for the quarter ended February 3, 2024); and other characterizations of future events or circumstances are forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors.

The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in the forward-looking statements: economic, political, legal and regulatory uncertainty or conflicts; changes in demand for semiconductor products; manufacturing delays, product and raw materials availability and supply chain disruptions; products that may be diverted from our authorized distribution channels; changes in export classifications, import and export regulations or duties and tariffs; our development of technologies and research and development investments; our future liquidity, capital needs and capital expenditures; our ability to compete successfully in the markets in which we operate; our ability to recruit and retain key personnel; risks related to acquisitions or other strategic transactions; security breaches or other cyber incidents; adverse results in litigation matters; reputational damage; changes in our estimates of our expected tax rates based on current tax law; risks related to our indebtedness; and unanticipated difficulties or expenditures relating to integrating Maxim Integrated Products, Inc.

You should pay particular attention to the important risk factors and cautionary statements referenced in the section of any accompanying prospectus supplement entitled “Risk Factors.” You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarter ended August 3, 2024 and our Current Reports on Form 8-K. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements, including to reflect events or circumstances occurring after the date of the filing of this prospectus, except to the extent required by law.

RISK FACTORS

Investing in our debt securities involves risk. You should carefully consider the risks and uncertainties described in the accompanying prospectus supplement, as well as all of the risk factors contained in our filings with the SEC that are incorporated by reference in this prospectus, including the risk factors in our Annual Report on Form 10-K for the fiscal year ended October 28, 2023, before making an investment decision pursuant to this prospectus and any accompanying prospectus supplement relating to a specific offering.

Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future.

THE COMPANY

We are a global semiconductor leader dedicated to solving our customers’ most complex engineering challenges. We deliver innovations that connect technology to human breakthroughs and play a critical role at the intersection of the physical and digital worlds by providing the building blocks to sense, measure, interpret, connect and power. We design, manufacture, test and market a broad portfolio of solutions, including integrated circuits (ICs), software and subsystems that leverage high-performance analog, mixed-signal and digital signal processing technologies. Our comprehensive product portfolio, deep domain expertise and advanced manufacturing capabilities extend across high-performance precision and high-speed mixed-signal, power management and processing technologies – including data converters, amplifiers, power management, radio frequency (RF) ICs, edge processors and other sensors. We serve approximately 125,000 customers worldwide with more than 75,000 products in the industrial, automotive, communications, and consumer markets.

We were incorporated in Massachusetts in 1965. Our headquarters is near Boston, in Wilmington, Massachusetts. In addition, we have manufacturing facilities primarily in the United States, Ireland and Southeast Asia. Our common stock is listed on The Nasdaq Global Select Market under the symbol ADI and is included in the Standard & Poor’s 500 Index.

Our principal executive offices are located at One Analog Way, Wilmington, Massachusetts 01887, and our telephone number is (781) 935-5565.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the acquisition of companies or businesses, repayment and/or refinancing of debt, working capital, capital expenditures, repurchases of our common stock under our stock repurchase program and dividend payments. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of the net proceeds of any offering.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

The debt securities will be issued under an indenture dated June 3, 2013 between us and The Bank of New York Mellon Trust Company, N.A., as trustee, which we refer to as the “indenture.” We have summarized select portions of the indenture below. The summary is not complete. The indenture has been incorporated by reference as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

When we refer to “the Company,” “we,” “our” and “us” in this section, we mean Analog Devices, Inc. excluding, unless the context otherwise requires or as otherwise expressly stated, its subsidiaries.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors or a duly authorized committee of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors or a duly authorized committee of our board of directors, in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

(1) the title of the debt securities;

(2) the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

(3) any limit on the aggregate principal amount of the debt securities;

(4) the date or dates on which we will pay the principal on the debt securities;

(5) the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

(6) the place or places where principal of, premium and any interest on the debt securities will be payable;

(7) the terms and conditions upon which we may redeem the debt securities;

(8) any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

(9) the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

(10) the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

(11) whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

(12) the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

(13) the currency of denomination of the debt securities;

(14) the designation of the currency, currencies or currency units in which payment of principal of, premium and any interest on the debt securities will be made;

(15) if payments of principal of, premium or any interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

(16) the manner in which the amounts of payment of principal of, premium or any interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

(17) any provisions relating to any security provided for the debt securities;

(18) any addition to or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

(19) any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

(20) any listing on a securities exchange;

(21) the initial public offering price, if any is established for such debt securities;

(22) any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series; and

(23) any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities if other than those appointed in the indenture.

In addition, the indenture does not limit our ability to issue convertible or subordinated debt securities. We may also issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the material United States federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Transfer and Exchange

See “Forms of Securities” in this prospectus for a description of transfer and exchange.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

(1) we are the surviving corporation or the successor person (if other than Analog Devices, Inc.) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes by a supplemental indenture our obligations on the debt securities and under the indenture;

(2) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the indenture; and

(3) certain other conditions are met.

Notwithstanding the above, any subsidiary of ours may consolidate with, merge into or transfer all or part of its properties to us.

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following unless otherwise provided in the resolutions, officers’ certificate or supplemental indenture establishing such series:

(1) default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

(2) default in the payment of principal of or any premium on any debt security of that series when due and payable;

(3) default in the performance or breach of any other covenant by us in the indenture (other than a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than such series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

(4) certain events of bankruptcy, insolvency or reorganization involving us; and

(5) any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities.

At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of the principal and interest with respect to debt securities of that series which have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture and the trustee’s fees and expenses have been paid in full. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives security or indemnity satisfactory to it against any cost, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

(1) that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

(2) the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and after receipt of such request the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, any premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We and the trustee may amend or supplement the indenture or the debt securities of one or more series without the consent of the holders of the outstanding debt securities under the indenture:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for a supplemental indenture as contemplated by Article V of the indenture;

(3) to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

(4) to make any change that does not adversely affect the rights of any holder of debt securities under the indenture;

(5) to provide for the issuance of and establish the form and terms and conditions of debt securities under the indenture as permitted thereunder;

(6) to evidence and provide for the acceptance of appointment by a successor trustee with respect to any of the debt securities and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee; or

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

In addition, we and the trustee may enter into a supplemental indenture as to all other matters with the written consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by such supplemental indenture, provided however that we may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

(1) reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

(3) reduce the principal of or premium on, or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

(4) reduce the principal amount of discount securities payable upon acceleration of maturity;

(5) waive a default in the payment of the principal of, premium or any interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

(6) make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security; or

(7) make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, any premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations, including to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, money and/or Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

(1) we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

(2) any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

(1) depositing with the trustee money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, money and/or Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

(2) delivering to the trustee an opinion of counsel stating that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government Obligations on deposit with the trustee should be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

“Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. Dollars:

(1) direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

(2) obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

“U.S. Government Obligations” means securities that are: (1) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States; that, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

Satisfaction and Discharge Prior to Maturity

The Company has the right at any time to satisfy and discharge its obligations, other than certain specified obligations, under all debt securities issued pursuant to the indenture by depositing in trust with the trustee money and/or U.S. Government Obligations. The Company’s exercise of this right is subject to certain conditions including that either (1) all securities under the indenture (subject to certain exceptions) have been delivered to the trustee for cancellation or (2) all securities under the indenture not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year or have been called for redemption or are to be called for redemption within one year or have been paid and discharged under the Company’s right of legal defeasance described above.

If such deposit is sufficient, in the opinion of a nationally recognized firm of independent public accountants (unless the funds consist solely of money), to make all payments of (1) interest on the debt securities prior to their redemption or maturity and (2) principal of (and premium, if any) and interest on such debt securities when due upon redemption or at maturity, all the obligations of the Company under the indenture will be discharged and terminated except as otherwise provided in the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

FORMS OF SECURITIES

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Unless the applicable prospectus supplement provides otherwise, certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the debt securities of a particular series in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a global security may not be transferred except as a whole by and among the depositary for the global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for that global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. None of the Company, the trustee, or any other agent of the Company or the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a global security, upon receipt of any payment to holders of principal, premium, interest or other distribution of underlying securities or other property of that global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of the securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the global security that had been held by the depositary. In addition, we may, at any time and in our sole discretion and subject to the procedures of the depositary, determine not to have securities represented by global securities and, in that event, will issue securities in definitive form for the global securities of that series. Any securities issued in definitive form in exchange for a global security will be registered in the name or names that the depositary gives to the trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based on directions received by the depositary from participants with respect to ownership of beneficial interests in the global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell debt securities:

(1) through underwriters;

(2) through dealers;

(3) through agents;

(4) directly to purchasers; or

(5) through a combination of any of these methods of sale.

This prospectus may be used in connection with any offering of our debt securities through any of these methods or other methods described in the applicable prospectus supplement.

We may directly solicit offers to purchase debt securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

The distribution of the debt securities may be effected from time to time in one or more transactions:

(1) at a fixed price, or prices, which may be changed from time to time;

(2) at market prices prevailing at the time of sale;

(3) at prices related to such prevailing market prices; or

(4) at negotiated prices.

Each prospectus supplement will describe the method of distribution of the debt securities and any applicable restrictions.

The prospectus supplement with respect to the debt securities of a particular series will describe the terms of the offering of the debt securities, including the following:

(1) the name of the agent or any underwriters;

(2) the public offering or purchase price and the proceeds we will receive from the sale of the debt securities;

(3) any discounts and commissions to be allowed or re-allowed or paid to the agent or underwriters;

(4) all other items constituting underwriting compensation;

(5) any discounts and commissions to be allowed or re-allowed or paid to dealers; and

(6) any exchanges on which the debt securities will be listed.

If any underwriters or agents are utilized in the sale of the debt securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and certain of the terms of the related agreement with them.

If a dealer is utilized in the sale of the debt securities in respect of which this prospectus is delivered, we will sell such debt securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing firms, agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of debt securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

(1) the purchase by an institution of the debt securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

(2) if the debt securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such debt securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the debt securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities or any other securities the prices of which may be used to determine payments on such debt securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the debt securities or of any such other securities, the underwriters may bid for, and purchase, the debt securities or any such other securities in the open market. Finally, in any offering of the debt securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the debt securities in the offering if the syndicate repurchases previously distributed debt securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than one scheduled business day after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the first business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than one scheduled business day after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

The debt securities may be new issues of securities and may have no established trading market. The debt securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the debt securities.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the debt securities in respect of which this prospectus is being delivered will be passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

The consolidated financial statements of Analog Devices, Inc. appearing in Analog Devices, Inc.’s Annual Report (Form 10-K) for the year ended October 28, 2023, and the effectiveness of Analog Devices, Inc.’s internal control over financial reporting as of October 28, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

$

$   Floating Rate Senior Notes Due 20

$     % Senior Notes Due 20

$     % Senior Notes Due 20

$     % Senior Notes Due 20

$     % Senior Notes Due 20

Joint Book-Running Managers

J.P. Morgan	Barclays	BNP PARIBAS	BofA Securities	Citigroup	Morgan Stanley

    , 2026